Exhibit 99.1

                                  RISK FACTORS

You should carefully consider each of the following risk factors. We face risks other than those listed here, but at present consider such risks immaterial. We may also face additional risks which are unknown to us at this time. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

RISKS RELATED TO OUR COMPANY

WE HAVE A SIGNIFICANT ACCUMULATED DEFICIT AND WE MAY NEVER ACHIEVE
PROFITABILITY.

We have incurred significant net losses every year since our inception, including net losses in 2005 and 2004. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. We have also incurred non-cash expenses related to the recognition of derivative liabilities. To date, we have not generated significant recurring revenues. Our limited revenues that derive from sales of the zNose(R) product have not been and may not be sufficient to sustain our operations. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for the next twelve months. We expect that our revenues will not be sufficient to sustain our operations for the near term, notwithstanding any anticipated revenues we may receive when our vapor detection products obtain increased visibility in our markets, due to the significant costs associated with the development and marketing of our products. No assurances can be given when we will ever be profitable.

We expect to continue to experience losses until the time, if ever, when we are able to sell products sufficient to generate revenues adequate to support our operations. If we fail to become profitable, we may be forced to cease operations.

OUR LIMITED MANUFACTURING EXPERIENCE AND CAPACITY MAY LIMIT OUR ABILITY TO GROW OUR REVENUES.

To be successful, we must manufacture our products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our vapor detection and analysis technology. We do not have agreements with our suppliers. Our manufacturing strategy presents the following risks:

     o delays in the quantities needed for product development could delay commercialization of our products in development;

     o if market demand for our products increases suddenly, our current suppliers might not be able to fulfill our commercial needs, which would require us to seek new supply arrangements and may result in substantial delays in meeting market demand; and

     o we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

WE FACE SIGNIFICANT COMPETITION AND OUR BUSINESS AND FINANCIAL RESULTS COULD SUFFER FROM COMPETITION.

While we are unaware of any competitor that has created a vapor analysis device similar to the zNose(R), there are companies that offer products and services that compete with the zNose(R) in our markets. We believe that manufacturers of X-Rays, Ion Mobility Spectrometers, and other electronic noses compete with us in the security-related markets. In the markets for instruments that analyze chemicals, we compete with many manufacturers including Perkin-Elmer (NYSE: PKI) and Agilent Technologies (NYSE: A). Many of our existing and potential competitors have longer operating histories, greater experience, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Because of their greater resources, our competitors are able to undertake more extensive marketing campaigns for their products and services, and make more attractive offers to potential employees, strategic partners, and others. We may not be able to compete successfully against our current or future competitors and our business and financial results could suffer from such competition.

IF OUR PRODUCTS DO NOT ACHIEVE A SIGNIFICANT LEVEL OF MARKET ACCEPTANCE, IT IS HIGHLY UNLIKELY THAT WE EVER WILL BECOME PROFITABLE.

To our knowledge, electronic nose technology, and our zNose(R) product, has yet to receive widespread market acceptance in the markets we are focused on. The commercial success of our current and future products will depend upon the adoption of our zNose(R) technology by our customers. In order to be successful, our future products must meet the technical and cost requirements for the markets we intend to penetrate. Market acceptance will depend on many factors, including:

     o    our ability to convince potential customers to adopt our products;

     o the willingness and ability of potential customers to adopt our products;

     o    our ability to sell and service sufficient quantities of our products;
          and

     o new, advanced technology offered by other companies which compete with our products.

Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

OTHER COMPANIES COULD CREATE A TECHNOLOGY WHICH COMPETES EFFECTIVELY WITH OUR ZNOSE(R) TECHNOLOGY, AND WE MAY BE UNABLE TO MAINTAIN OUR EXISTING, OR CAPTURE ADDITIONAL, MARKET SHARE IN OUR MARKETS.

Based upon our review of the industry, we are unaware of any company today that markets a technology which is similar to our zNose(R) technology. Nonetheless, our intended markets generally are dominated by very large corporations (or their subsidiaries), which have greater access to capital, manpower, technical expertise, distribution channels and other elements which would give them a competitive advantage over us were they to begin to compete directly against us. It is possible that these and other competitors may implement new, advanced technologies before we are able to, allowing them to provide more effective products at more competitive prices. Any number of future technological developments could:

     o    adversely impact our competitive position;

     o    require write-downs of obsolete technology;

     o require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

     o require significant capital expenditures beyond those currently contemplated.

We cannot assure investors that we will be able to achieve the technological advances to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services, or that any marketed product will not become technologically obsolete.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES, AND FAILURE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL COULD SUBSTANTIALLY HARM OUR BUSINESS.

We believe that our future success will depend in large part on our ability to attract and retain highly skilled engineering, sales and marketing and management personnel. If we are unable to hire the necessary personnel, the development of our business will likely be delayed or prevented. Competition for these highly skilled employees is intense. As a result, we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

WE ARE DEPENDENT UPON A MAJOR CUSTOMER FOR A LARGE PERCENTAGE OF OUR SALES AND ANY CHANGES TO THAT CUSTOMER'S BUSINESS OR OUR RELATIONSHIP WITH THAT CUSTOMER COULD HAVE A SUBSTANTIAL EFFECT ON OUR SALES AND REVENUE.

Our largest customer is Beijing R&D Technology Co., Ltd., which is our exclusive distributor in China. During the fiscal year ending December 31, 2005, purchases by Beijing R&D Technology accounted for $601,000, or approximately 29% of our total sales. We expect that in the upcoming fiscal year, Beijing R&D Technology will continue to account for a large percentage of our total sales. If Beijing R&D Technology experiences any changes in its business that affect its level of purchases from Electronic Sensor Technology, or if there is any change in the business relationship between Beijing R&D Technology and Electronic Sensor Technology leading to a decrease in its level of purchases from Electronic Sensor Technology, our sales and revenues could substantially decrease.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

The protection of our intellectual property, including our patents and other proprietary rights, is important to our success and our competitive position. Accordingly, we devote substantial resources to the maintenance and protection of intellectual property through various methods such as patents and patent applications, trademarks, copyrights, confidentiality and non-disclosure agreements. We also rely on trade secrets, proprietary methodologies and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees. However, it is possible that these agreements may be breached and that the available remedies for any breach will not be sufficient to compensate us for damages incurred.

We currently have four patents in the United States and patents in various foreign countries. There can be no assurance that the patents that we hold will protect us from competition from third parties with similar technologies or products, as it is possible that third parties may be able to develop similar technologies or products without necessarily infringing on the patents that we currently hold. Moreover, we cannot assure you that others will not assert rights in, or ownership of, patents and other proprietary rights we may establish or acquire or that we will be able to successfully resolve such conflicts. We do not have reason to believe that our current patents are at great risk of being challenged, however, due to the nature and complexity of our technology, we cannot assure you that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted under these patents will provide a competitive advantage to us. Moreover, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and we could experience various obstacles and high costs in protecting our intellectual property rights in foreign countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our intellectual property.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

OUR STOCK PRICE IS SUBJECT TO EXTREME VOLATILITY.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in our quarterly operating results, announcements of technological innovations, announcements of significant new orders or cancellation of significant orders, or new products by Electronic Sensor Technology or its competitors, changes in financial estimates by securities analysts, conditions or trends in the analytic instrumentation markets, changes in the market valuations of other security-detection oriented companies, announcements by Electronic Sensor Technology or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of common stock or other securities of Electronic Sensor Technology in the open market and other events or factors, many of which are beyond our control.

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR SHARES OF COMMON STOCK. THE LIQUIDITY OF OUR COMMON STOCK WILL BE AFFECTED BY ITS LIMITED TRADING MARKET.

Bid and ask prices for our common stock are quoted on the Over-the-Counter Bulletin Board under the symbol "ESNR.OB." There is currently no broadly followed, established trading market for our common stock. An established trading market for our shares may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our shares. Prior to the consummation of the merger in February 2005, we had no reported trading volume in our common stock. Since then, we have had sporadic reported trading in our shares. As a result of this sporadic trading activity, the quoted price for our common stock on the Over-the-Counter Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

IF AND WHEN A TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, BECAUSE WE ARE A TECHNOLOGY COMPANY, WE EXPECT THAT THE TRADING PRICES WILL BE EXTREMELY VOLATILE.

The trading prices of technology company stocks in general tend to experience extreme price fluctuations. The valuations of many technology companies without consistent product revenues or earnings, if any, are not based on conventional valuation standards such as price to earnings and price to sales ratios. Any negative change in the public's perception of the prospects of technology companies could depress our stock price regardless of our results of operations if a trading market for our stock develops. In addition, our stock price could be subject to wide fluctuations in response to factors including, but not limited to, the following:

     o announcements of new technological innovations or new products by us or our competitors;

     o    conditions or trends in the sensor technology industry;

     o    changes in the market valuations of other technology companies;

     o developments in domestic and international governmental policy or regulations that affect the technology utilized in our products;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o developments in patent or other proprietary rights held by us or by others; or

     o    loss or expiration of our intellectual property rights.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE THE OWNERSHIP INTERESTS OF OUR SHAREHOLDERS.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

In addition, under our articles of incorporation, our Board of Directors is authorized to issue, without obtaining shareholder approval, shares of preferred stock having the rights, privileges and designations as determined by the Board of Directors. Therefore, the Board of Directors could issue shares of preferred stock that would have preferential liquidation, distribution, voting, dividend or other rights, which would be superior to the rights of common stockholders.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

Sales of a significant number of shares of our common stock in the open market could harm the market price of our common stock. A reduced market price for our shares could make it more difficult to raise funds through future offerings of common stock. Approximately 27 million shares are presently eligible for trading in the open market. As additional shares become available for resale in the open market, including new shares issued upon conversion of our debentures issued on December 7, 2005, the exercise of our outstanding options, warrants, and contractual obligations to issue shares, the number of our publicly tradable shares will increase, which could decrease their trading price. In addition, some of our shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares. In general, a person who has held restricted shares for a period of one year may, upon satisfying certain conditions to the application of Rule 144, sell into the market shares up to an amount equal to 1% of the outstanding shares (and potentially more) of our common stock. These sales may be repeated once each three months. In addition, an unlimited amount of restricted shares may be sold by a non-affiliate after they have been held for two years pursuant to Rule 144(k).

WE ARE NOT REQUIRED TO FILE REPORTS WITH THE SEC ON A CONTINUOUS BASIS BECAUSE OUR STOCK IS NOT CURRENTLY REGISTERED UNDER THE EXCHANGE ACT.

Our registered common stock is registered under the Securities Act and is not currently registered under the Exchange Act. As long as we do not have any class of stock registered under the Exchange Act, continue to have less than 300 record holders of our shares (we presently have substantially below 300 record holders), and until our registration statement on Form SB-2 for which an amendment was last filed on October 20, 2006 is declared effective, we are under no legal obligation to file reports with the SEC. Once such registration statement is declared effective, we will be required to file annual, quarterly and periodic reports with the SEC during the fiscal year in which such registration statement is declared effective. We currently plan to register our common stock under the Exchange Act prior to the end of the fiscal year in which such registration statement on Form SB-2 is declared effective, which will cause us to be subject to the requirements of the Exchange Act, including the requirements to file various reports with the SEC and to comply with the SEC's proxy rules. However, if we do not register our stock under the Exchange Act, we will not be required to comply with the SEC's proxy rules or the additional reporting requirements of the Exchange Act. In addition, if we continue to have less than 300 record holders of our shares, we will not be required to file any reports with the SEC for any fiscal year in which we have not had a Securities Act registration statement declared effective.

WE ARE SUBJECT TO THE SEC'S PENNY STOCK RULES.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our securities are subject to the penny stock rules. As such, holders of our shares of common stock may find it more difficult to sell their securities.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION IN THE VALUE OF OUR STOCK.

We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our shares, if ever, will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board of Directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates, and if the price of our stock does not appreciate, then there will be no return on investment.

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRERS AND DEPRESS OUR STOCK PRICE.

Certain provisions of our articles of incorporation, bylaws and Nevada law could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

     o we may issue preferred stock with rights senior to those of our common stock; and

     o the Board of Directors may fill casual vacancies occurring in the Board of Directors and may appoint one or more additional directors between annual meetings of shareholders to hold office until the next annual meeting of shareholders.

These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

SOME OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL SHAREHOLDERS.

Our officers and directors currently own or control approximately 40.11% of our outstanding common stock, and may acquire an additional 3.23% of our outstanding common stock upon the exercise of warrants and options. Land & General Berhad through its wholly owned subsidiary, L&G Resources (1994), Inc., owns approximately 17.78% of our outstanding common stock, and may acquire an additional 0.48% of our outstanding common stock upon the exercise of warrants and options. As a result, these shareholders may exert a significant degree of influence over our management and affairs and/or over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of Electronic Sensor Technology and might affect the market price of our shares, even when a change may be in the best interests of all shareholders. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders, and, accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

PAST ACTIVITIES OF THE COMPANY AND ITS AFFILIATES MAY LEAD TO FUTURE LIABILITY FOR US.

Prior to the acquisition of Electronic Sensor Technology, L.P., we engaged in the exploitation of mining claims, a business unrelated to Electronic Sensor Technology's current operations. Although we are unaware of any at this time, liabilities, if any, of the prior business may have a material adverse effect on us. These liabilities potentially may include liabilities relating to Bluestone's operations of its mining business, individuals that Bluestone employed, contracts to which Bluestone was a party, any personal injury claims against Bluestone and any other liabilities that may arise as a result of operating a publicly-traded mining business.